                                                                    EXHIBIT 99.2





                               ASYST TECHNOLOGIES

                             MODERATOR: JOHN SWENSON
                                NOVEMBER 3, 2004
                                   4:00 PM CT


Operator:         Good afternoon ladies and gentlemen and welcome to the Asyst
                  Technologies Second Quarter 2005 Fiscal Year conference call.
                  At this time all participants are in a listen only mode.
                  Following today's presentation instructions will be given for the question and answer session.

                  If anyone needs assistance at any time during the conference please press the star followed by 0. As a reminder this conference is being recorded today, Wednesday November 3 of 2004. I would now like to turn the conference over to John Swenson, Vice President of Investor Relations. Please go ahead sir.

John Swenson:     Thank you. Good afternoon everyone and welcome to
                  this conference call for Asyst Technologies. A press release announcing our delayed reporting and filing of our 10Q was distributed by business wire earlier today, November 3, 2004.
                  The release has been posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the "Investor Relations" link followed by the "Press Release" link.

                  I need to remind you that during today's call we will make forward looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC on form 10K and 10Q and in the Safe Harbor paragraph of today's press release.

                  Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, Warren Kocmond, Senior Vice President of World-wide Operations, and (Bob) Nikl, our Chief Financial Officer. This is (Bob)'s first conference with Asyst, having joined us six weeks ago after many years in senior financial management roles at Solectron and Xerox.

                  Because of the nature of today's call, we will deviate from our typical quarterly conference call format. (Bob) Nikl will provide some brief commentary on circumstances that are delaying reporting of our consolidated results for the second quarter. Steve will follow with some high level comments on our performance at ATI and the outlook. Then we all will be happy to take your questions. However, due to the ongoing nature of the matters in the release, we will not be able to provide much detailed information at this time. Now we'll turn the call over to (Bob) Nikl. (Bob).

Robert Nikl:      Thank you John. Today we announced that we will postpone the reporting of our results and the filing of our 10Q for the fiscal second quarter ended September 25, 2004. This is because we currently are unable to close the books at ASI.
                  This in turn prevents us from preparing our consolidated financial statements and obtaining a review by our external auditors as required by SEC rules.

                  This also means that we cannot announce ASI's results, or our consolidated results, or discuss these results on this conference call. We are prepared to comment generally on the results at ATI, which Steve will speak to in a moment.

                  The ASI close has been delayed because of two unrelated factors. The first - ASI changed over to a new ERP system in the second fiscal quarter. And since changing over to this system they have experienced difficulties in reconciling the production control sub ledger balances to their general ledger. As most of you know, we use the percentage of completion, or POC, accounting method to account for ASI's long-term contracts.

                  Under POC, project revenue is recognized on the basis of cost rather than shipment or acceptance. This means that without an accurate reconciliation of inventory, we cannot at this time accurately close ASI's books. ASI has been working this issue throughout the closing process with help from the ATI finance staff, our auditors, and the ERP vendor.

                  We concluded this week that we will not be able to prepare ASI's financial statements to allow timely reporting of our results and filing of the 10Q. We are devoting significant resources to completing the reconciliations. At the same time we are working closely with the ERP vendor to identify the source of the problem and make the necessary changes to the system.

                  Second, we currently are in a contract dispute with a customer that precludes our ability to recognize a substantial amount of revenue which we had anticipated in our outlook for the second quarter. The contract relates to an order of approximately $120 million that we previously referenced in press releases and last quarter's conference call.

                  A portion of the contract was to be recognized in the second quarter. We have not previously reported revenue or costs associated with this contract in our financial statements from prior periods.

                  The dispute concerns allegations that an ASI empoyee and a customer employee had an arrangement by which competitive information was shared and an agreement was allegedly made for future payment. However, no payment was made.

                  Upon notification by Asyst management, the audit committee of the company's board of directors promptly initiated an independent investigation, which is ongoing. The investigation so far has confirmed that no payment was made, that no members of Asyst management were involved, and that there have been no similar instances of these events.

                  Pending resolution of the contract dispute, the customer has withheld a significant payment. The company's management is now engaged with the customer to resolve this dispute and allow us to recognize revenue under the contract. We believe the customer is interested in moving forward with the relationship but we currently cannot predict with certainty when we will resolve the dispute.

                  We plan to announce consolidated results of operations for the second fiscal quarter and a more complete discussion of the results when we conclude that we are in a position to file our form 10Q. With that I'm going to turn the call over to Steve.

Stephen Schwartz: Thank you (Bob). I first want to amplify what (Bob) said by saying that we're eager to get these matters behind us and announce our results. I'm going to shift gears now and share what you had been expecting to hear from us today, which is to provide a summary report of our results.

                  As (Bob) mentioned we are unable to report any of ASI's or the consolidated financial results but we can speak to bookings. Excluding the roughly $120 million of bookings related to the contract that is in dispute, we were able to exceed the level of bookings we reported for the June quarter. Looking at ATI only, second quarter bookings were $59 million, which is down 7% from $63.5 million in the prior quarter.

                  Repeating the trends we saw last quarter, 300 millimeter bookings increased a solid 29% but this was more than offset by a 43% decline in 200 millimeter. As a result, 300 millimeter represented 62% of ATI's bookings in the quarter.

                  OEM net bookings at ATI were up 6% to $42.1 million versus $39.7 million last quarter. This is consistent with the increase in 300 millimeter activity as our core 300 millimeter tool front end products are sold primarily to OEMs for integration with their tools while most 200 millimeter front end products are sold directly to (Fabs).

                  At this time we are unable to give detailed ATI figures. However, based on where we are today we are able to reaffirm that second quarter performance in our core business at ATI on a stand alone basis was solidly in line with the guidance we have previously provided.

                  We're also in a position to anticipate that in our third fiscal quarter ATI will experience the downturn that many are seeing, that our sales mix will reflect the decline we saw in 200 millimeter bookings, and that we will continue to work our manufacturing cost initiatives to offset some of the impact of mix and reduced sales volume.

                  That concludes our formal comments. Although we will be very limited in our ability to discuss the contract matter, we'll now be happy to take your questions. Operator.

Operator:         Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question please press the star followed by the 1 on your push-button phone. If you'd like to decline from the polling process, please press the star followed by the 2. You will hear a 3 tone prompt acknowledging your selection. If you are using speakerphone equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question. Our first question is from Bill Ong with American Technology
                  Research. Please go ahead.

Bill Ong:         Yes, hi. Is some of the issues related to the vacancy of the
                  CFO during the past couple months in controlling the ERP system as well as some issues with the flat panel business?

Man: No, David White's departure was his own doing. He made his decision to leave in early July - in late July - which was well before any of this matter came to light.

Bill Ong:         Okay actually I was referring to just having the lack of a senior financial management. Did that create some issue during that vacancy period?

Man:              No Bill, that's really unrelated.

Bill Ong:         Okay, okay, thanks.

Operator:         Thank you. Our next question is from Darice Liu with CE
                  Unterberg Towbin. Please go ahead.

Darice Liu:       Good afternoon. In terms of a large FPD order that you did announce back in July, you started work on it. Are you continuing work on that project?

Man: Darice right now we're in discussions with the customer. Both of us are eager to get the project concluded. Right now it's difficult to talk about what we're doing. However, we did guide in the quarter that we anticipated we would have accomplished about 40% of the project in Q2 and of course we're about a month farther along. Where we are right now though is trying to get this resolved so we can get the project concluded.

Darice Liu:       But the work did start on the project, correct?

Man:              Indeed.

Darice Liu:       Okay. And then with the current allegations, has it affected your relationship with any current customers or possible new customers?

John Swenson:     This just came out today Darice. So we certainly hope that it won't.

Darice Liu:       Okay, thank you.

Operator:         Thank you. Our next question is from Patrick Ho with Moors and
                  Cabot. Please go ahead.

Patrick Ho:       Thanks a lot. Can you just give I guess a background of
                  how you discovered this issue. Where the -I guess the breakdowns were because given to how sizeable that order is, I assume that, you know, the senior management was involved with this large of an order. Where does this kind of breakdown occur?

Stephen Schwartz: Patrick this is Steve. I'll refer you to the press release for what we can say about it. However, as soon as it was brought to management's attention it was immediately brought to the audit committee the board of directors who initiated an investigation immediately. At the same time we took it directly to the customer.

Patrick Ho:       Okay - I - but - can I ask then this kind of follow-up
                  question? Were you involved in with this type of order to begin with? I would have assumed that, you know, guys like you and (David) even probably up to a point were involved with something this large.

Stephen Schwartz: Patrick this is -again, the issue is we have a contract with a customer. We booked the order in July. This issue - anything that came up is extremely new. The investigation initiated by the audit committee the board of directors shows that management was not involved in any of things that were part of the allegations.

Patrick Ho:       Okay great. Thanks a lot guys.

Operator:         Thank you. Our next question is from Jay Deahna with J.P.
                  Morgan and Company. Please go ahead.

Jay Deahna:       Thank you. Good afternoon. Steve is there any chance that as part of the resolution there's going to be a price negotiation
                  - renegotiation?

Stephen Schwartz: Jay it's really something I can't talk about right now. But I personally am involved at the highest levels of the customer to get the issue resolved as quickly as we can.

Jay Deahna:       So, the situation with the customer employee and your employee so-called competitive information sharing for a payment - what does that mean?

Man:              Jay that's not something we can discuss.

Jay Deahna:       Well you put it in the press release, you made a statement, and it's not clear what it means. I mean, what is competitive information? What are we supposed to make...

Man:              I can only refer you...

Jay Deahna:       Excuse me?

Man: Jay, it's - the investigation's ongoing. It's about to close and all we can really say about it right now is in the press release.

Jay Deahna:       Okay, then. Thanks.

Operator:         Thank you. Our next question is from Mark Fitzgerald with Banc of America Securities. Please go ahead.

Mark Fitzgerald:  Help me understand - was this payment to the company or to the individual that worked for the company?

Man:              Mark it's an allegation only.

Mark Fitzgerald:  Now - okay but it's an allegation that the company was supposed to get a payment or was - is this something in terms of the - some employee was doing something wrong and was, you know, getting a payment from your customer on the side...

Man:              Mark all we can say right now is there was no payment made.
                  Again the final investigation is not complete - almost complete but not complete. And there was no payment made.

Mark Fitzgerald:  But, I mean you guys haven't been very upfront in terms of describing this thing. I have no idea - I mean is this some (unintelligible) - something going wrong in terms of the company or was this part of an ongoing payment that was supposed to be made to the company that didn't get made?

Man: Mark, again, at the moment it's an allegation. The investigation is not complete. So we've said what we can say about it and there isn't more to say.

Mark Fitzgerald:  Okay, well, it's not helping us understand this - whether there's a bigger issue here and it's going to have an impact on the stock tomorrow. I think you guys need to explain this a little more to help us. I mean it's not to, I don't know, you guys aren't doing a good job here in terms of helping us out.

Man: Yeah Mark we're in the process of working directly with the customer. That's the immediate action from the company right now.

Operator:         Thank you. Our next question is from Steve ORourke with
                  Deutsche Bank. Please go ahead.

Steve ORourke:    Good evening. Have you already received any payment for this project? I mean is there a portion that's already come in? I don't know if you've already answered that or not.

Man: Actually we did discuss that in the script, but no we have not received payment as yet.

Steve ORourke:    Okay. And you also said obviously investigation is ongoing. I mean what's the probability this could just go on and on, I mean, for a long time without resolution in which case it could essentially dissipate to nothing?

Man: Steve it's unlikely it will go on long. We're almost concluded with the investigation.

Steve ORourke:    Okay. Thank you.

Man:              Operator hold a moment please for the next question.

Operator:         Okay.

Man:              Operator we're ready for the next question.

Operator:         Thank you. Our next question is from Alex Blanton with Ingalls
                  Snyder. Please go ahead.

Alex Blanton:     Good evening. Could you tell us which part of the
                  business this customer's contract was with?

Man:              It was a flat panel project as part of the ASI business.

Alex Blanton:     Flat panel ASI business. Oh good we got something.

Man:              It's in the press release.

Alex Blanton:     Okay I couldn't find that. On the other point, who is the
                  vendor? Who is the ERP vendor that seems to have fouled up this installation?

Man: We're not at a point Alex where we're comfortable disclosing the name of the vendor. That's primarily driven by the fact that we are really depending upon the vendor to help us sort this problem out right now. So, from the standpoint of trying to get this done as quickly as possible there's no real value in identifying the vendor from our standpoint right now.

Alex Blanton:     Has this vendor had similar problems with other customers?

Man:              I have no idea Alex.

Alex Blanton:     You don't?

Man: I have no knowledge that suggests to me that there are similar problems at other customers.

Alex Blanton:     No, but you didn't know before you hired him whether he could do this job (unintelligible)...

John Swenson:     Alex this is John. The system was actually purchased prior to the formation of the JV and was a long time on the sidelines and then finally with an implementation beginning recently.
                  This is an internationally known company, a name you would recognize if we shared it with you. You're really kind of barking up the wrong tree on this and operator we're ready to move on to the next question.

Alex Blanton:     Wait a minute, I'm not through yet.

John Swenson:     Operator we're going to move to the next question. You can queue back in if you'd like.

Operator:         Our next question is from Ben Pang with Prudential Securities.
                  Please go ahead.

Ben Pang:         Hi. Two questions. In terms of resolving this issue - you know this legal issue - do anticipate that you have a lot, you know, a much higher expense level? And also, could you give a better idea of the timing? You mentioned that you just found this out now, but you're almost through investigating the matter. I mean, can you give us a better, you know, idea - how sure are you that the investigation is almost going to end? Is it possible to investigate it that quickly?

Stephen Schwartz: Ben this is Steve. It was something that came up recently and it was an immediate action by the audit committee to enlist the support of outside investigators and the actions were very prompt, taken very swiftly and with some immediacy. So we're pretty confident that it will be resolved quickly from an investigation standpoint.

Ben Pang:         And what about the expense level? Are you going to, you know, does this require a lot of travel on your part or just, you know, a lot more hand holding with the customer to get over this issue?

Man: Ben what we want to do is we want to get it resolved as quickly as possible so that the spending can continue under a contract that we both agreed to. So it's something that we need to get resolved very quickly.

Ben Pang:         Okay thank you.

Operator:         Thank you. Our next question is a follow up from Bill Ong.
                  Please go ahead.

Bill Ong:         Yeah can you maybe help give me a better understanding of
                  your financial control process? You know, last year when the CFO, left October/November there was some issues with the gross margin in December. So my concern is that we lose a financial head with the breakdown there. And then I understand when Mr. (White) left these issues crept up afterwards and both of them may have been coincidental. But I want to get an understanding whether or not that there's a breakdown of financial control process. Thanks.

Robert Nikl:      Bill, hi this is (Bob). I certainly would say it'd be
                  premature - at least from my vantage point - to form a judgment that there's been a breakdown of internal control. I have some experience in ERP deployments and based upon my limited time in the chair, I would say to you that what I'm hearing about the deployment is not unusual from the standpoint of data conversion issues, interface tables appropriately set up, are we getting the right kinds of reports.

                  I think the complicating factor in this particular instance was it is a 51% joint venture and perhaps one could argue that we weren't getting feedback on a real timely basis about the nature and extent of the reconciliation problem. Having said that, I don't think it's going to require a huge amount of rocket science to figure this out. It's just necessarily causes delay and our ability to put together consolidated financials at this point.

Bill Ong:         Okay and I don't mean to second guess your decisions, but
                  wasn't there a back-up plan taking place when transferring from one system to another so that if there's a failure in the new system you fall back to the original system?

Robert Nikl:      Yes normally you would expect to encounter that. My
                  understanding of the project plan, however, that was deployed suggested that as old projects wound down on the old system, nothing new was added to it and only new projects went on to the new system. So there really wasn't a parallel approach.
                  There's quite frankly from the standpoint of line items and work orders literally thousands of things that would preclude you from doing parallel processing.

Bill Ong:         Okay, thanks.

Robert Nikl:      You bet.

Operator:         Thank you. Our final question is a follow up from Darice Liu.
                  Please go ahead.

Darice Liu:       Just some quick housekeeping questions. You mentioned that ATI results were in-line. Can you talk about the gross margin level?

Man: Darice we can't right now. We're aiming to get to be able to report the quarter as quickly as we can.

Darice Liu:       Okay. And I'm sorry, did I hear you correctly - bookings
                  outside of large FPD orders still exceeded last quarter's bookings level?

Man:              That's correct.

Darice Liu:       And the - do you by chance know what your tangible book value would be if you excluded (Shinko)?

Man: We're - that's too close to reporting our financial statements, Darice, so we'll have to defer until we get the books closed.

Darice Liu:       Can you tell me what it would have been for last quarter
                  without (Shinko)?

Man: We haven't done that analysis. You and I can - feel free to call me later and we can go through it for June.

Darice Liu:       Okay. Thank you.

Operator:         Thank you. Gentlemen we do have an additional question from
                  Stuart Muter with RBC Capital Market. Please go ahead.

Stuart Muter:     Thank you. A question for Steve, you know, maybe changing
                  direction here. But in terms of the kind of business going forward, you know, often the AMHS business has some pretty long lead times and maybe you could talk a little bit in general terms about, you know, what you're seeing and what you're hearing from those customers.

Stephen Schwartz: Stuart the AMHS business is still pretty healthy for silicon. So, different from what it feels like in the industry different from what it looks like on the bookings front at the components level for example, the silicon AMHS still feels pretty healthy. We'll try to provide a little more guidance when we're back together with consolidated numbers, but it still feels pretty healthy for the factory wide AMHS.

Stuart Muter:     Okay thanks Steve.

Stephen Schwartz: You bet Stuart.

Operator:         Thank you. Gentlemen I'd like to turn the conference back over to you for closing comments.

Stephen Schwartz: I thank you for joining us everyone. Again we're eager to announce our full results and hope that we'll be able to do so relatively soon. We are available here this afternoon to take your questions. Again thanks everyone.

Operator:         Thank you. Ladies and gentlemen this concludes the Asyst
                  Technologies Second Quarter 2005 Fiscal Year conference call.
                  If you'd like to listen to a replay of today's conference, you may dial 303 590-3000 followed by access number 11011506. Once again we thank you for your participation and at this time you may disconnect.


                                       END